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                   [KPMG REVISEURS D'ENTREPRISES LETTERHEAD]



TO THE BOARD OF DIRECTORS OF PETROFINA S.A.


We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the registration statement on Form S-8 of Petrofina S.A. of our report dated March 20, 1998, with respect to the balance sheets of Fina Raffinaderij Antwerpen N.V. as of December 31, 1997, 1996 and 1995, and the related statements of income for each of the years in the three-year period ended December 31, 1997, which report appears in the Annual Report on Form 20-F of Petrofina S.A. for the year ended December 31, 1997.


Antwerp, Belgium
July 13, 1998




Klynveld Peat Marwick Goerdeler Reviseurs d'Entreprises
Represented by

/S/ G. M. TIMMERMAN
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    G. M. Timmerman